Exhibit 99.1

Filed by: Chaparral Energy, Inc.

Pursuant to Rule 165 and 425 under

the Securities Act of 1933, as amended

Subject Company: Edge Petroleum Corporation

Exchange Act File Number: 000-22149

Conference Call Transcript

CPR — Chaparral / Edge Merger Conference Call

Event Date/Time: Jul. 15. 2008 / 2:00PM ET

In connection with the proposed merger, Chaparral and Edge intend to file materials relating to the transaction with the SEC, including a registration statement of Chaparral, which will include a prospectus of Chaparral and a proxy statement of Edge. INVESTORS AND SECURITY HOLDERS OF EDGE ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHAPARRAL, EDGE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus when they are available and other documents containing information about Chaparral and Edge, without charge, at the SEC’s web site at www.sec.gov. Copies of Chaparral’s SEC filings may also be obtained for free by directing a request to Investor Relations, Chaparral Energy, Inc., (405) 478-8770. Copies of Edge’s SEC filings may also be obtained for free by directing a request to Investor Relations, Edge Petroleum Corporation, (713) 654-8960.

Chaparral and Edge and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from the Edge stockholders in respect of the merger. Information about these persons can be found in Chaparral’s Form 10-K as filed with the SEC on March 31, 2008 and Edge’s Form 10-K/A as filed with the SEC on April 29, 2008. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger will be included in the registration statement and the proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

CORPORATE PARTICIPANTS

John Kilgallon

Chaparral Energy—Director, IR

John Elias

Edge Petroleum—CEO

Mark Fischer

Chaparral Energy—President, CEO & Co-founder

Joe Evans

Chaparral—CFO

CONFERENCE CALL PARTICIPANTS

Ron Mills

Johnston Rice & Co.—Analyst

Gregg Brody

JPMorgan—Analyst

Gary Stromberg

Lehman Brothers—Analyst

Nicholas Pope

JPMorgan—Analyst

Maryana Kushnir

Nomura Asset Management—Analyst

Kelly Krenger

Banc of America—Analyst

William Skinner

Raymond James—Analyst

Mark Anderson

Merrill Lynch—Analyst

Evan Templeton

Jefferies & Company, Inc.—Analyst

John Gerdes

SunTrust Robinson Humphrey—Analyst

Greg Eisen

ICM Asset Management—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Chapparal/Edge merger conference call. My name is so Silvana. It will be my pleasure to assist you today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer sessions towards the end of this conference. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Mr. John Kilgallon, Director of Investor Relations. You may proceed, sir.

John Kilgallon - Chaparral Energy - Director, IR

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Thank you, Silvana, and thank you for joining us for the Chaparral/Edge merger conference call this afternoon. Before we begin this discussion of the proposed merger, I would like to point out statements about this merger.

Edge’s and Chaparral’s outlook and other statements in this conference call that are not historical facts and are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Edge’s and Chaparral’s control, which could cause actual results to differ materially from such statements.

Please see the Company’s joint press release issued early this morning as well as other factors described in Chaparral’s annual report on Form 10-K from the 12 months ending December 31, 2007, as well as Edge’s annual report on Form 10-K for the 12 months ending December 31, 2007, and as amended to the report Form 10-KA for that same period. And the factors set forth from time-to-time in Chaparral and Edge’s filings with the SEC. for a discussion of the factors that cause actual results to differ materially from those indicated in the forward-looking statements.

Except as required by law, Edge and Chaparral expressly disclaim any intention or obligation to revise or update any forward-looking statements, whether a result of new information, future results, or otherwise. Speakers on the call today will be John Elias, CEO of Edge Petroleum; Mark Fischer, CEO of Chaparral; and Joe Evans, CFO of Chaparral. Now I would like to turn a call over to John Elias.

John Elias - Edge Petroleum - CEO

Thank you, John. Good afternoon and thanks for joining us for the call. Early today Edge Petroleum Corporation and Chaparral Energy Inc. announced that Chaparral has agreed to acquire Edge in a stock-for-stock transaction. Chaparral currently is a privately held E&P company, based in Oklahoma City that was seeking a venue for accessing the public equity markets. You may have some familiarity with them as they have had public debt for over two years and through this transaction Chaparral will begin trading public equity.

Under the terms of the agreement, Edge’s common stockholders will receive approximately 14% of the common stock in the publicly traded company and Chaparral’s existing stockholders will own the remaining approximately 86% of the combined company. Edge’s common shareholders will receive 0.2511 shares of Chaparral common stock for each Edge common share they own.

The Chaparral will apply to list this stock on the New York Stock Exchange effective upon the closing of the merger. Edge’s existing 5.75% preferred stockholders will also participate in the merger by receiving equivalent Chaparral cumulative, convertible, perpetual preferred stock with the same terms and conditions as they currently have under the Edge preferred stock. The Chaparral Series A preferred Stock will be listed and publicly traded after the merger has closed.

I am particularly excited about this announcement. As most of you are aware, we have been working diligently for the past several months with our advisers to conduct a thorough review to identify the optimal strategic alternatives for all Edge’s shareholders. As part of this process, we looked at opportunities for Edge stockholders to participate in future growth potential. In Chaparral we believe we have found a merger partner that offers just that sort of potential.

This merger will result in a new entity that possesses a long life reserve profile, a balanced mix of oil and gas reserves, an established position in multiple core areas, and a more predictable production profile over a longer time frame. Importantly, the combined company will have the benefit of a low to moderate risk exploitation and development portfolio, coupled with an inventory of moderate to high risk exploration prospects that offers the potential to achieve sustainable growth in reserves and production in the future.

I realize that merging with a private entity may not provide the initial transparency of value when compared with merging with an existing public entity. However, we believe that the combination with Chaparral provides a significant opportunity for us as Edge stockholders. Once you have familiarized yourself with Chaparral’s management, assets, and track record I think you will agree as well.

Let me now turn the call over to Mark Fischer, Chaparral’s CEO.

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Thanks, John. First, I want to welcome all of Edge’s existing shareholders to the call and tell you that I look forward to working with you in the future as we grow and develop the combined company. I will be meeting as many of you in person as possible in the upcoming weeks.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

John has just given you a brief introduction into the transaction, which has already been approved by the Chaparral stockholders. Also we would like to state that I believe this transaction has considerable merit for stockholders of both companies. Although the assets of the two entities are distinctly different they are complementary in nature.

We believe that it is a strategic fit to combine Edge’s exploratory short-life asset base with our large low-risk drilling and enhanced oil recovery asset base. The combination should take the unique quality traits of both companies and make the combined entity a stronger and higher value entity.

Right now I would like to impart to you several things. First, I want to give you a brief overview of Chaparral for those of you not familiar with us. Secondly, give you some insight into the combined company. Lastly, we will provide some financial information on the transaction.

To begin with, Chaparral’s equity is a privately held with myself owning 42.5% of the Company. Accordingly, I have a large vested interest in seeing that the combined company does well and generates excellent returns to all the stockholders. Chaparral does have public debt outstanding, so we are required to file 10-Ks and 10-Qs with the SEC like all public companies and have been doing so since 2005. These are available for your review at your convenience. Our website is chaparralenergy.com.

Starting with a little background information on Chaparral. I co-founded Chaparral in 1988 and have continuously served as its CEO and President since start-up. Originally, the Company was 50% owned by myself and 50% owned by Altoma Energy, a company formed by my brother and his partners. We started out as an acquisition and exploitation company focusing on acquiring latter stage producing properties with enhancement opportunities.

We consistently grew our production and reserves through a series of acquisitions concentrated in the Mid-continent and Permian regions. Beginning in about 2000, after accumulating over one million acres of leasehold, we shifted our focus to include the developmental drilling which has continued to the present. The Company has grown from two employees, myself and a secretary, to currently just under 800 employees.

We currently operate in 11 states with production ranging from offshore South Texas to Mississippi going east, Utah going west, and stretching northward to Montana and North Dakota. Even with this large operating area, our primary focus and core areas have remained the Mid-continent and the Permian basin with approximately 88% of our reserves and production in those two areas.

In recent years, we made two large acquisitions that dramatically increased the size of the Company. Providing a little information on these two acquisitions might be of interest to you. The first was our acquisition of the GE Partnership in 2005 for $158 million. This partnership was originally formed in 2000 between GE capital and Chaparral to acquire the assets of a company called Bristol Resources Corporation.

We successfully grew and doubled the size of this partnership from the time we bought it for $74 million until Chaparral acquired it. We were the obvious acquirer when GE elected to sell, as we had been operating it for five years. We knew the properties and we were able to integrate it into our operations with very little impact.

The second major acquisition was that of Calumet Oil Company, a privately held Oklahoma company, for $500 million in 2006. This acquisition greatly increased the number of properties in the Oklahoma area for us and expanded the core properties for our growing corporate EOR program. The primary property acquired was the North Burbank Unit, the single largest oil-producing unit in the state with cumulative oil recovery in excess of 316 million barrels of oil. We are now the number two oil producer in the state of Oklahoma.

These transactions were financed mainly through public debt. We executed a $325 million bond placement in November 2005 and we completed a second $325 million bond placement in January of 2007. We also closed a private equity infusion from Chesapeake Energy in September 2006, whereby they acquired a 31.9% interest in the Company for $277 million. This included $102 million to Chaparral and $175 million to selling stockholders, mostly Altoma Energy. Presently the company’s privately held common equity is owned 42.5% by myself, 31.9% by Chesapeake, and 25.6% by Altoma Energy.

At year end 2007 Chaparral had proved reserves of just under one Tcf with a PV10 value of $2.7 billion based on SEC pricing of $96.01 per barrel and $6.80 per Mcf. At current, today’s prices this value would be substantially higher. Our reserves are 65% proved developed and 60% oil. Our current production is approximately 117 million cubic feet equivalent per day and we have a reserve to production ratio of 23.4 years.

Over the last five years we have achieved a compounded average growth rate of 34% for our reserves and 28% for our production. Our reserve replacement rate has averaged over 664% per year. Our three-year fully developed finding cost is approximately $3 per Mcfe with last year’s

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

F&D cost being $1.89. We operate 72% of our reserves and we have a strong track record placing reserves at low cost through acquisitions and then creating significant value through enhancement of those properties.

We have 818 proved enhancement projects on the books that will cost approximately $43.8 million and generate $804.8 million in incremental cash flow. We have a low-risk drilling inventory of 1,475 approved drilling locations and 4,780 other drilling locations. This will provide a 20-year inventory of drilling locations at our 2008 planned drilling a rate of 171 operated wells and 143 outside operated wells.

In addition to our property enhancement and drilling potential, we are also known for our enhanced oil recovery operations in both CO2 injection and polymer injection. We currently have four EOR fields in our proved reserves portfolio, as well as 50 additional properties in Oklahoma and Texas that meet our criteria for CO2 EOR operations. To give you an understanding of the potential of those EOR operations, our Camrick area CO2 flood was initiated in 2000 with production at 175 barrels of oil per day. Production today is currently at approximately 1,700 barrels of oil per day.

In order to develop our CO2 EOR program, we have had to develop a CO2 pipeline infrastructure system and currently have ownership in over 352 miles of CO2 pipeline located in Oklahoma and the Texas Panhandle. We are currently injecting approximately 38 million cubic feet per day of purchased and recycled CO2. We are also in the process of installing an additional 24 miles of CO2 pipeline to bring on additional 16 million cubic feet per day of the CO2 during the fourth quarter of this year. Continued development of this infrastructure will be ongoing throughout 2009 and there after.

Based on government studies there are significant technically recoverable oil reserves in Oklahoma from CO2 EOR operations and Chaparral is well positioned to capture many of these reserves. In addition, our CO2 sources are mostly anthropogenic, manmade, and we believe should qualify for CO2 sequestration credits. In my opinion, Chaparral should be considered a green company. We believe the need and the value of CO2 access and infrastructure will continue to rise for many years to come. Chaparral plans to be a major player in this developing market.

For some time we have been evaluating methods to access the equity markets. We believe a merger with Edge not only accomplishes this goal, but also adds a significant inventory of high-impact exploratory projects and increases our near-term production and cash flow generation. I have spent the majority of my 36-year career in this industry evaluating and acquiring properties with growth potential and allocating capital to further development them.

As our discussions with Edge progressed this spring, we conducted a thorough well-by-well evaluation of their reserve base and prospect inventory. I am excited and encouraged to add these assets and prospects to our portfolio. With the addition of the Edge assets, we will be enlarging our number of core areas from two to three with the third being the Gulf Coast. This has been an object of ours in recent years.

Moving on to the combined company — on a pro forma basis, it had proved reserves at year-end 2007 of one 1.15 Tcfe of which 67% is proved developed and 56% is crude oil. The combined PV10 value, as of 12/31/07, was $3.3 billion. By location, the proved reserves are 66% in the Mid-continent, 17% in the Gulf Coast, and 10% in the Permian basin.

Production in 2000, averaged 172 million cubic feet equivalent per day, or 62.6 Bcf for the year. With increased levels of production from the combination of these two sets of assets, our RP ratio will recalibrate to just over 18 years in line with our peer group. Chaparral’s stand-alone production targets for 2008 remain, as previously disclosed, at 43 to 45 Bcfe. However, when Edge decided last year to evaluate strategic alternatives, they also began to conserve capital and scaled back or deferred certain projects.

Due to this approach, their production profile in 2008 will be below 2007 levels. Our expectation, as well as theirs, is that 2008 production will average in the range of 47 to 49 million cubic feet equivalent per day, dropping off to 41 to 43 million cubic feet equivalent per day by year end. Our analysis indicates that this decline is mostly due to reduced capital expenditures, the deferment of projects, and the decrease in drilling activity. It is our expectation that once the Edge assets are allocated, the appropriate amount of exploitation and development capital production growth can be attained.

We believe the same is true with respect to future reserve growth, as evidenced in Edge’s 100% success ratio on the 14 wells they have drilled during the first half of the year. We recognize that Edge’s proven reserve estimates at midyear are approximately 10% higher than our estimate. After taking into an account Edge’s reduced drilling efforts and production for the first six month of the year plus the sale of the selected non-strategic assets, our assessment of their proved reserves as of July 1, 2008, is approximately 140 Bcfe.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

This number is compared to the Edge enterprise value before the announcement of the merger of approximately $510 million, it results in a value for their reserves of $3.64 per in Mcfe. Therefore, we estimate that the total pre-announcement enterprise value of Edge is approximately $10,600 per producing Mcfe per day.

Chaparral’s existing executive management team will remain in place. We are hopeful that we will retain a number of Edge’s senior technical team members and utilize Edge’s Houston office as a regional operations center to manage the combined Gulf Coast and Ark-LA-Tex assets.

It is Chaparral’s intention to expand our existing Board of Directors to nine, which will include at least two independent members from the Edge board. The full Board composition will be available before closing of the transaction.

Now I would like to turn the call over to Joe Evans, our CFO, to cover the associated finance agreements related to this transaction. Joe?

Joe Evans - Chaparral - CFO

Thanks, Mark. I would like to cover several topics related to the merger. Chaparral and Edge plan to file a proxy statement/prospectus with the SEC as soon as possible. Edge then intends to conduct a stockholder meeting to consider this merger once regulatory requirements have been made, which we currently believe should be early in the fourth quarter this year.

We expect the merger to be a tax-free transaction for all the related stockholders. Also, Chaparral’s existing public corporate debt will not be affected by this transaction, as it does not constitute a change in control under the associated indentures. To facilitate this merger Chaparral has received a financing commitment for a new credit facility led by JPMorgan.

Initial borrowings under this facility will be used to refinance Chaparral’s and Edge’s existing credit facilities. The initial borrowing base will be either $825 million or $1 billion, based on the amount of additional hedges that are put in place. Availability at closing is expected to be approximately $375 million based on a $1 billion borrowing base and assuming proceeds from the Series B preferred stock are applied to reduce the amount outstanding. Terms of the facility will be similar to Chaparral’s existing credit line.

As stated in our press release, simultaneous with the execution of the merger agreement, Magnetar Capital, a privately held investment firm, executed definitive documentation to provide $150 million Series B convertible preferred investment. Magnetar Capital had worked with Post Oak Energy to obtain this agreement. The Series B preferred stock will pay 6.5% annual cash dividend, or at Chaparral’s discretion an 8% payable-in-kind, or PIK, dividend. The proceeds from this private placement will be used to reduce debt, fund the companies combined capital program, and for general corporate purposes. The closing of the Series B convertible preferred stock is expected to occur concurrently with, and is contingent on, closing the merger.

Currently, Chaparral has oil hedges in place for approximately 90% of its 2008 PDP production, about 85% of the 2009 and 2010 production, and approximately 80% of the PDP production for 2011. In addition, we have natural gas hedges in place for approximately 80% of our PDP production in 2008, 55% in 2009, and 25% in 2010. To support the new borrowing base, we expect to add additional oil hedges up to 80% of our PDP production in 2012 and 13.

Please note that I am categorizing all of our commodity derivatives as hedges, however, not all of our derivative contracts qualify for hedge accounting treatment. Finally, it is our intent to list the new common stock of Chaparral with the New York Stock Exchange under the symbol CPR. Further details will be provided once they are available.

That concludes my remarks and I will turn the call back to John Kilgallon.

John Kilgallon - Chaparral Energy - Director, IR

Thanks, Joe. Silvana, we are now ready to start the Q&A portion of the call, so please instruct the group how to ask questions.

QUESTION AND ANSWER

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Operator

(OPERATOR INSTRUCTIONS) Ron Mills, Johnson Rice.

Ron Mills - Johnston Rice & Co. - Analyst

Good afternoon, guys. Congratulations on the combination. A couple questions, Joe. Can you just clarify a couple things you just walked through? In terms of the debt position you will have, you will have a $650 million in notes outstanding and then it sounds like about $625 million outstanding on the revolver? Is that correct?

Joe Evans - Chaparral - CFO

That would be right at closing.

Ron Mills - Johnston Rice & Co. - Analyst

So that would, obviously, include some incremental debt versus — just over the remainder of the year. Is that how you get the $625 million on the revolver?

Joe Evans - Chaparral - CFO

Yes, probably. We have got roughly — I don’t remember the exact numbers — in that $500 million range outstanding. I think Edge has about $235 million.

Ron Mills - Johnston Rice & Co. - Analyst

Okay.

Joe Evans - Chaparral - CFO

So we expect to have a little bit additional and then we will also have a pay down. There are some transaction costs and other things in there, but that is generally right.

John Elias - Edge Petroleum - CEO

Ron, just one quick — Edge is at $240 million right at the point in time.

Ron Mills - Johnston Rice & Co. - Analyst

okay. So what you will end up doing is taking that $150 million, less the fees associated with it, and paying down on that revolver? Joe, is that the plan?

Joe Evans - Chaparral - CFO

Yes.

Ron Mills - Johnston Rice & Co. - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Okay. So pro forma you will have $1.6 billion of liabilities, if you include the preferreds as liabilities. Any sense as to, at the PV10 — the difference in PV10 from the year-end prices to midyear prices given, particularly, the sharp run up, not just on oil, but probably more markedly even on gas?

Joe Evans - Chaparral - CFO

You know, Ron, we haven’t rerun any of our numbers for current pricing per se. So we wouldn’t have any ability — obviously, we expect it would be substantially higher. Far as I know, I do not believe Edge has rerun any of their reserves at current pricing either.

John Elias - Edge Petroleum - CEO

No, we have not.

Ron Mills - Johnston Rice & Co. - Analyst

Then finally, just trying to go back into a few numbers. It sounds like, based on the Edge’s ownership and the exchange ratio, that the pro forma Chaparral share count will be plus or minus 53 million shares. If we use the reserve approach in terms of what the PV10 value of the Company would be on the 53 million shares, is it fair to assume that an implied value paid for this transaction is somewhere in the $7-$8 per share range?

Joe Evans - Chaparral - CFO

You have done an awful lot of work, Ron. A whole lot more than I have done.

Ron Mills - Johnston Rice & Co. - Analyst

Okay.

Joe Evans - Chaparral - CFO

I think your calculations, clearly, would appear to make some sense, but we haven’t run those like that.

Ron Mills - Johnston Rice & Co. - Analyst

Okay. From an operational standpoint these properties fold into the South Texas properties that you held. I apologize for not knowing your assets as well, Mark and Joe. How complimentary are they in South Texas and then from a cash flow standpoint, because they generate such high levels of cash, is this one way to help fund the EOR projects, given the typical cash flow lag in those style of properties?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Ron, let me, I guess, give you the answer to that. First off, we have one of our forward growth areas right now was the South Texas area. We have a pretty substantial base with field offices right now located in Victoria and Mustang Island in South Texas. So it actually merges into us very nicely from that end of it.

We will be, probably as part of this, establishing a Corpus office to couple with the others we have got down there, but we are very comfortable with the actual role in of their assets into ours. The little bit they have in east Texas will merge into our Ark-LA-Tex district, as well as, I guess, the Mississippi assets that they have and the Arkansas assets. So overall it was a very good, I think, combination. We have actually — we will be providing a slide that shows the exact overlay of their assets onto ours.

The second part of your question was what?

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Ron Mills - Johnston Rice & Co. - Analyst

It was just related to — I know they are — one of the attractiveness — one of things that is attractive about South Texas is the high levels of cash flow relative to your longer life and longer lead time EOR projects. Was one of the things that drew you to this, not just some exploratory potential, but also some increased cash flow as you fund what can be a lag between CapEx and EOR projects versus the coming cash flows?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

I’m going to compliment you on your astuteness. That is the beautiful part of this transaction was the high level of their actual cash flow associated with it. I think the longer-term life of the CO2 EOR projects that we have got, the two mesh together and I think form a very strong entity. That was probably our primary objective and focus in making this transaction happen.

Ron Mills - Johnston Rice & Co. - Analyst

Okay. I will let someone else jump on. If I have more, I will come back in. Thanks, guys.

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Thanks.

Operator

Gregg Brody, JPMorgan.

Gregg Brody - JPMorgan - Analyst

Good afternoon, guys. Congratulations on the transaction. For the — just a little background on the transaction and going forward. Is there an exclusivity period here in the, can Edge shop itself? I know that they were for sale. I was just curious as to how concrete the transaction is and if there is a breakup fee associated with the transaction.

Joe Evans - Chaparral - CFO

Yes, there are, and I will have to speak a little bit from memory, but it’s a part of the transaction. I believe Edge has agreed not to shop itself. They do have fiduciary responsibilities that are Board level, if they have, I think the term is a superior proposal, but — and there are some breakup fees that go both ways within the agreement. But we fully expect it to be consummated on both sides.

Gregg Brody - JPMorgan - Analyst

It does seem that way. I’m just checking on that. In terms of the preferred instrument, you are issuing through Magnetar?

Joe Evans - Chaparral - CFO

Yes.

Gregg Brody - JPMorgan - Analyst

I was just curious on a couple of details relating to that security. The first being how does that affect your — how is that treated with respect to your indenture?

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Joe Evans - Chaparral - CFO

Okay, under the Chaparral high-yield indentures?

Gregg Brody - JPMorgan - Analyst

Yes.

Joe Evans - Chaparral - CFO

One factor I didn’t mention, the preferred is mandatorily redeemable 11 years from the date of issue, which would put it out in expected closing in 2019. Because that is out past the maturity of both of our bond series, under the terms of the indenture, I believe that it is not “disqualified stock” so it has not become debt for purposes of the indenture.

Gregg Brody - JPMorgan - Analyst

Then is the conversion — is there price where this converts to equity?

Joe Evans - Chaparral - CFO

Yes, there is a conversion price. I have to get back and look at the numbers.

Gregg Brody - JPMorgan - Analyst

Okay.

Joe Evans - Chaparral - CFO

Yes, I think it’s at $21.97.

Gregg Brody - JPMorgan - Analyst

That is helpful. Then just mentioning — you mentioned the CapEx associated with the Edge assets. As you begin to ramp them — ramp that up you would expect production to resume at levels that are commensurate with historical numbers. What type of run rate CapEx do you envision for these assets and when would you expect them to start to ramp?

Mark Fischer - Chaparral Energy -President, CEO & Co-founder

Well, right now I think Edge is going to be still under a limited CapEx program probably until the actual transaction closes in, probably, the late October/November time frame. I think we will continue to plan with the idea at that point in time of stepping up the actual capital expenditures and moving on with a number of very quality projects and prospects that they have out there. John, you may want to address specifically, if you have got it, actual CapEx needs.

John Elias - Edge Petroleum - CEO

Well, good point. We have a potential for acceleration of exploitation and development as far as Bloomberg and Chapman Ranch, as well as some high potential exploratory opportunities at Oso Grande, El Fortunado, Samano Deep are all in our plans for fourth-quarter spudding. The program should yield very positive growth as we move forward into 2009 and beyond.

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Gregg Brody - JPMorgan - Analyst

That is very helpful. I will just ask one last question and then I will jump back in the queue. Have you — has this transaction made you rethink or did you have a set target metrics for credit in terms of debt to EBITDA or any metrics going forward?

Joe Evans - Chaparral - CFO

You know, Gregg, we haven’t. I think in the past we have not identified specific targets, we have said we want to continue to find a way to delever. We think that we have taken the first step of that process in this transaction. We have done acquired some assets using equity. We have substantially higher cash flow relative to that, so we think that we have taken the first step. But we haven’t set any specific targets yet at this top point on a combined basis.

Gregg Brody - JPMorgan - Analyst

All right, I will jump back in the queue. Thank you.

Operator

Gary Stromberg, Lehman Brothers.

Gary Stromberg - Lehman Brothers - Analyst

Just a follow up on that last question, leverage here is pretty high. Any thoughts on paring some assets here post the merger?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Right now we have considered, I guess, liquidation of some assets, but we have no immediate plans on the liquidation. I think as we are able to analyze closer and lot of the Edge assets and see how they mesh up with the Chaparral assets, assuming that we pursue on with an actual sale, we do not anticipate it to be, I want to say material in nature. In other words, it could be, I want to say, the Rocky Mountains area or possibly the Louisiana Gulf Coast. Two potential areas that might be considered, but we want to be sure that we get our hands around everything before we actually make those decisions.

John Elias - Edge Petroleum - CEO

This is John Elias speaking. In previous conference calls that we have had, we have talked about the potential to dispose of the Arkansas shale gas assets and in a joint basis here we have concluded that we want to keep that in our portfolio. We think there is anywhere from 50 to 100 Bcf of recoverable resources there. We want to proceed with drilling the horizontal wells in there with our partners as we go forward later in the year and into 2009. So that is no longer a divestiture candidate as we view it.

Gary Stromberg - Lehman Brothers - Analyst

Okay. Second question. Chaparral, when you guys were contemplating an IPO, I believe there was going to be some secondary shares offered, maybe up to 75 million. Will there be any shares offered following this merger?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Are you suggesting in a follow-on offering that might be taking place later?

Gary Stromberg - Lehman Brothers - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Yes, I thought there was a selling shareholder as part of the initial IPO.

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

My brother and his partner sold most of the stock to the original Chesapeake transaction. Really at this point in time, he is pretty happy with his position in the company. But they are getting older, and I think it’s from that standpoint that they have expressed a desire or willingness, if we need them to, to move some shares on to the market. But I don’t think there is a strong impetus on his part at this point in time to sell. Definitely there is not any impetus on my part to sell.

Chesapeake, you will have to ask them that question. We are not aware of any, I guess, desire on their part to sell. We have heard, I’m sure as you have, through some of their public discussion that they are, have been in a position of trying to raise cash for their drilling program and that potentially the Chaparral shares could be a possibility for sale. But with their recent announcements, I am not sure that is the case any longer. I do know that Aubrey loves the CO2 story that we have, but that is a question you may have to direct to them.

Joe Evans - Chaparral - CFO

Gary, one other thing. The reason that we had those selling shareholders listed in the initial S1 was to provide an adequate amount of flow and liquidity out in the market. We actually had an agreement with them under our shareholder agreement, where Chaparral could require them to sell up to 50% of the proceeds up to $100 million. Based on pricing, we had anticipated we might want to do that in order to reduce the impact of any dilution to Chaparral. So in this case, with being a larger entity, with already being public, we don’t see the need at this point to bring a share — another selling shareholder in just for that purpose.

Gary Stromberg - Lehman Brothers - Analyst

The float here will be just the Edge shares outstanding?

Joe Evans - Chaparral - CFO

Initially that would be correct.

Gary Stromberg - Lehman Brothers - Analyst

Okay, then a final question. May be this one is for John, since I don’t know Edge. I look at the stock chart, it looked like it was up at $32 a share two years ago, it’s now at $5. What happened there over the last two years?

John Elias - Edge Petroleum - CEO

Well, first of all I was surprised it ever got up to $32. In the low $20s might have probably been more appropriate. When we made two acquisitions at year-end 2006, beginning of 2007, one being a smaller one from Anadarko and a larger asset purchased from a private entity. When we embarked upon that from the outset in Southeast Texas where we bought assets, we ended up drilling a PUD location that turned out to be a dry hole in between two producing wells that were producing about 6 million a day.

As a result of that, we took 10 to 12 Bs of reserves off the books there, as well as upwards in the 25 Bs plus or minus off the books associated with similar anomalies there in Southeast Texas. So that sends out signals that maybe we paid way too much for the Smith properties.

Then in what we call the Yates Hostetter area in South Texas where there was an option on 82,000 acres from Exxon Mobil and ChevronTexaco and two commitments to drill deep wells, they were in the neighborhood of $12 million a turnkey for one dry hole. We felt there was a need to defer the drilling and shoot 3-D seismic. When we did that, you shot 3-D seismic, we saw no opportunity or justification to drill a deep well. We had touted that in our road show in February of last year as a potential growth area with a definable potential in 2009, 2010 and 2011, which for a company our size would be quite remarkable.

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

So we turned around and exited that. Got a reimbursement of all of our sunk dollars. So all of a sudden we were eliminating a lot of the perceived future upside in the Company and then our production profile for the year we kept adjusting that downward. We lost credibility in the marketplace. Maybe it was a perfect storm, everything coming together and our stock began to fall.

Our belief is that Flores Bloomberg, which was part of that asset acquisition, is bigger and better than we thought. We believe that we will recoup everything that we took off the books, if not more, in Southeast Texas. We defined other exploratory opportunities for future growth. So it’s just kind of an up-and-down cycle.

I think all of that contributed to a loss of credibility in the marketplace and a deterioration in our share price, which led us to the strategic process that we have been in for the last several months. Looking for the things that I commented about in my earlier statements this afternoon.

Gary Stromberg - Lehman Brothers - Analyst

Okay, that makes sense. I guess a final question is on finding costs for Edge. In ‘07 it looked a little bit high. I guess that is related to the 70 B revision?

John Elias - Edge Petroleum - CEO

Yes.

Gary Stromberg - Lehman Brothers - Analyst

On a go forward basis any expectations for 2008?

John Elias - Edge Petroleum - CEO

Well, as we mentioned, we have drilled 14 exploratory wells on a risk-adjusted basis. We believe that we have found a significantly more reserves associated with that. If you look at just on the drilling dollars associated with organic growth, I would hope and expect that our F&D cost would be lower than they have historically been, but I haven’t looked at those particular dollars.

We haven’t made any acquisitions this year. So everything we have done has been associated with organic growth. So I don’t have that number right now, we would be happy to provide that to you at a later date.

Gary Stromberg - Lehman Brothers - Analyst

Will there be a midyear reserve report in the SEC filing?

John Elias - Edge Petroleum - CEO

In our SEC filing, we don’t do midyear reserve work. We will probably not have it in there. And of course, during the course of the year there are adjustments due to performance, there is adjustments due to successes and other factors that we go through. We generally wait until the year end before we provide that number.

Gary Stromberg - Lehman Brothers - Analyst

Okay, fair enough. Thanks a lot.

Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Nicholas Pope, JPMorgan.

Nicholas Pope - JPMorgan - Analyst

Good afternoon, guys. I just wanted to clarify something, with the shares, the interest that Chesapeake has are there going to be any restrictions placed on them in terms of their ability to sell the shares of the new company? Or are there any restrictions at all there?

Joe Evans - Chaparral - CFO

There is not any restrictions that I am aware of that we have other than just their normal things that any large shareholder would be subject to. They are not going to be registered.

Nicholas Pope - JPMorgan - Analyst

Another question, I’m not sure if this is something that comes from you all or not, is there going to be like an as issued security for Chaparral pre the deal closing, where it will be a proxy for the Chaparral post the closing of the deal?

Joe Evans - Chaparral - CFO

Boy, you have asked a question that I’m not sure I can answer. We will have to look into that. I do not know the answer to that.

Nicholas Pope - JPMorgan - Analyst

Okay. No problem. Then lastly I wanted to get into a little more bit more detail about the CO2 infrastructure and supply in Oklahoma. I guess what I was looking for was really with what you are seeing in the next few years, like how much CO2 do expect you need to be injecting? Where is the supply coming from? What kind of volumes are you talking about?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Hey, this is Mark. I will answer the question. From a standpoint of the initial CO2, we have got two installations right now. The first being Agrium fertilizer plant in Borger, Texas, where we have capability up to about 18 to 20 million cubic feet a day. The second is from a plant in Enid, Oklahoma, that we are currently taking about 10 million a day from, and potentially could get an additional 15 million a day from it.

I mentioned in the script portion of this another connection with the 24 miles of pipeline that we are laying, which is the Arkalon ethanol plant located in Liberal, Kansas. We are contracted with them at this point laying pipeline to it, and will be bringing on somewhere around 16 to 17 million cubic feet a day from that plant.

We have ongoing negotiations with a number of other ethanol plants to tie in and with a couple of fertilizer plants to be connected. We have an ownership interest in an ethanol plant in around the Levelland, Texas area for about 5 million or 6 million cubic feet of CO2 from that plant.

So we also have discussions underway, and maybe without saying specific names, with a couple of coal-fired electric generation plants as far as capturing CO2 from them. So we have a number of opportunities for the CO2, almost all of it being anthropogenic, which I think offers some upside probably through sequestration credits.

As far as the need on CO2, right now we have plenty for what we are doing, but we do have a total of 50 fields which are going to be pretty demanding as we go move forward in connecting them all. I think some preliminary estimates — we will need in excess of probably 100 to 150 million cubic feet a day to move this program forward at a rapid pace. And all of that we’ve got kind of underway at this point in time for location and utilization of that CO2.

Nicholas Pope - JPMorgan - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Got it. Okay, that is all I needed. Thanks.

Operator

Maryana Kushnir, Nomura Asset Management.

Maryana Kushnir - Nomura Asset Management - Analyst

I have a few questions. First of all, the pro forma reserves number of 1.15 trillion cubic feet equivalent, does that exclude some of the reserves that Edge Energy sold after December 31?

John Elias - Edge Petroleum - CEO

Yes.

Joe Evans - Chaparral - CFO

Yes, it does.

Maryana Kushnir - Nomura Asset Management - Analyst

Okay. Also I might have missed that, but what is the current production for the combined company?

Joe Evans - Chaparral - CFO

We didn’t give the current production other than I think we said that the Chaparral portion is roughly 117 million a day. I think the Edge was running 47 to 49.

John Elias - Edge Petroleum - CEO

Yes, average.

Maryana Kushnir - Nomura Asset Management - Analyst

117 for Chaparral as of when?

Joe Evans - Chaparral - CFO

Pardon?

Maryana Kushnir - Nomura Asset Management - Analyst

When you said 117 production for Chaparral, as of — is that as of first quarter or as of what date?

Joe Evans - Chaparral - CFO

No, that is a more current rate.

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Yes, I thought your question was current. The current rate is in the 117 million cubic feet equivalent per day range.

Maryana Kushnir - Nomura Asset Management - Analyst

That is the current production for Chaparral?

Joe Evans - Chaparral - CFO

Yes.

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

And that is up from first quarter average numbers —

Joe Evans - Chaparral - CFO

About 111 for the first quarter.

Maryana Kushnir - Nomura Asset Management - Analyst

Okay. And 47 to 49 for Edge, is that also current?

John Elias - Edge Petroleum - CEO

47 to 49 on average.

Maryana Kushnir - Nomura Asset Management - Analyst

Okay. All right. What is the CapEx plan for this year? Has it changed?

Joe Evans - Chaparral - CFO

You are talking about CapEx for Chaparral?

Maryana Kushnir - Nomura Asset Management - Analyst

Correct.

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Yes, I think from our standpoint, with the raising of funds through the preferred stock, which is another $150 million, we are redirecting the capital expenditure program for Chaparral probably to be closer to something in a total in the $269 million range, as opposed to a $209 million range, which was I think out at this point in time.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

We have a number of very quality drilling wells to complete. Now that we have got, I guess, that source as well as the higher oil and gas prices, obviously, the revenue is up dramatically. Consequently, we will be stepping up the expenditures a little bit and, hopefully, increasing production EBITDA associated with it.

Maryana Kushnir - Nomura Asset Management - Analyst

Also when you talk about Edge, their portfolio of properties, you talk about that as a high cash flow properties. But then on the other hand, it seems like you will have to spend quite a bit of CapEX on those properties to revive production. So is it fair to assume that initially it’s not really going to be a cash flow provider to feed the CO2 properties?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

No, I don’t think that is correct. Edge has a fair amount of free cash flow that could be utilized for the CO2 side of things. Again, I think they have enough capital in their budget this year I think to do a number of recompletions and some continued drilling that you will see once these documents get posted as part of the actual work plan.

Maryana Kushnir - Nomura Asset Management - Analyst

Okay. All right, thank you.

Operator

Kelly Krenger, Banc of America.

Kelly Krenger - Banc of America - Analyst

Good afternoon. A couple more quick ones. Did you say that you thought the midyear reserves at Edge were, at least based on your engineering, around 140? Did I hear that right?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Kelly, yes, that is an internal estimate by Chaparral. Keep in mind it’s from a buyer’s side but we worked them very hard. And from our end of it, that is the proximation of a number where we think they are.

Kelly Krenger - Banc of America - Analyst

Okay. How many Bcf, or how many reserves, has Edge sold subsequent to year end?

John Elias - Edge Petroleum - CEO

We sold 4.7 Bs. Our year-end reserves 2007 were 163.5 Bcfe. After the 4.7 we are down to the 158-plus.

Kelly Krenger - Banc of America - Analyst

Okay. Is there marketing difference — I don’t know what Edge’s first-quarter production was but kind of at current rates it would seem — kind of 48 a day that would seem that would be kind of eight or nine Bcfe or any other things that kind of discrepancies in the reserves as you looked at them relative to — (inaudible)?

John Elias - Edge Petroleum - CEO

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Obviously, there is a buyer perspective and there is a seller perspective. There is just a legitimate basis for difference of opinion between engineers and there is taking other factors into account. We think our reserves, as compared to the 140 at this point in time, are in the neighborhood of 154 to 150 Bcf equivalent. That is taking into account the assets that we have sold, that is taking out performance, that is taking into account the successful wells that we have drilled this year and recognizing the fact that we are operating at a much lower level of activity than we would expect to be doing it next year.

As a matter of fact, I would be surprised if — if we were on a stand alone basis we would be doubling our level of activity next year, because the impact of our hedges this year is pretty detrimental to us in terms of our overall cash flow. Much of that goes off next year and we will have a greater flexibility. But a combined entity will step back and reprioritize everything that put our dollars where we can get the maximum benefit for the new entity.

Kelly Krenger - Banc of America - Analyst

Okay. Then on the increase CapEx for Chaparral from up to, I think you said 269. Is that going to have any impact on your production guidance? I know that you said the production guidance is still, I think 43 to 45 or what ever it had been previously. But should we anticipate any impact on the incremental spending in this year as far as production goes?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Kelly, right now we are going to stay with the 43 to 45 Bcfe number. We will see how the drilling pans out, and if so warranted, we will up the guidance at some point in the future.

Kelly Krenger - Banc of America - Analyst

Then how about — I know it’s early and I know you have a lot to get through in terms of looking at the combined entities asset base, but what should we — what do you think kind of a reasonable run rate for the combined entity is for CapEx number?

Joe Evans - Chaparral - CFO

We haven’t really sat down and planned that out over all. Certainly, a starting place would just be a cash flow number. We have always said we would do acquisitions, we would be willing to do small acquisitions, but we certainly want to stay and look at our cash flow availability.

Kelly Krenger - Banc of America - Analyst

Okay. Then I think you had said earlier in the call that this is the first step in providing some incremental financial flexibility or maybe decreasing the leverage on the entity. Are there subsequent steps that you are anticipating or that we should be looking for?

Joe Evans - Chaparral - CFO

We are certainly looking at raising some additional capital. Timing of that is probably not until after the transaction and then you will have a lot of regulatory issues, so it’s probably a number of months away. But, yes, we are looking at some additional capital.

Kelly Krenger - Banc of America - Analyst

Okay. Okay, thank you.

Operator

[William Skinner] from Raymond James.

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

William Skinner - Raymond James - Analyst

Yes, could you talk about some of the hedges that were in effect and how that’s — what you plan on doing with them now that the merger is going to happen? Are you going to take some of those edges off? Were you looked into them and had no choice but to keep them? What is the thought on that?

Joe Evans - Chaparral - CFO

Are you talking about the hedges that Edge has?

William Skinner - Raymond James - Analyst

Yes, excuse me.

Joe Evans - Chaparral - CFO

I would just tell you that most of their hedges, the large, significant number of them, roll off at the end of 2008. Depending upon when this transaction is able to close, which we expect probably October, maybe November, there won’t be much time left. So we just assume that those will run their course and then will not affect us in 2009. They will have some additional hedges out in 2009. I believe they are gas collars, but —

John Elias - Edge Petroleum - CEO

And one small oil collar.

Joe Evans - Chaparral - CFO

Yes. But we don’t expect those then to be in excess of production at that point. We haven’t yet looked at the accounting and how we would actually do those when we get into the actual closing of the transaction yet. But we don’t expect to do any significant modifications from that.

William Skinner - Raymond James - Analyst

Thank you.

Operator

[Wayne Romulto], (inaudible)

Wei Romualdod - Stone Harbor

Yes, just on the Chesapeake holding. Have they said anything as to — because their shares I guess will be diluted because of this transaction. I think they have rights to acquire more to prevent dilution, from that point of view have they done anything or expressed anything?

Joe Evans - Chaparral - CFO

Actually what they had was an opportunity to a kind of a pref right for private financing. Don’t believe this transaction applies to that. You are right that their absolute ownership percentage will be somewhat less after this transaction, but they are not, to our knowledge, able to acquire any more.

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Wei Romualdod - Stone Harbor

Okay. Also what was Edge’s CapEx plan for the year? How much they still were going to spend?

John Elias - Edge Petroleum - CEO

Donna, we didn’t give guidance at the beginning of the year on any aspect of it, but I think it’s fair to say that our capital expenditures are going to be in the neighborhood of $65 million to $66 million. About half of that, a little bit more, was spent in the first half of the year. We drilled 14 wells. We expect to drilled 13 to 15 additional wells between now and year-end in addition to seismic program and acreage purchases.

Wei Romualdod - Stone Harbor

Okay, and last question I have is you mentioned earlier that there might be considerations after the deal closes to raise additional capital. I guess my — the big picture question is what do you think is a comparable leverage ratio? What is it that you are comfortable with?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

I think as we move on, we will make decisions as to the exact amount of the offering that we will do. Currently, we expect it to be somewhere in the $200 million to $300 million range, so it obviously will impact on those ratios. I don’t know that we have a defined level at this point, but I think it’s clearly our intent as we move down the road to continue to lower from where we are at this point in time.

Wei Romualdod - Stone Harbor

Okay. Edge shareholder base, is there any significant insider holdings or significant holders in the shareholder base?

John Elias - Edge Petroleum - CEO

Not other than myself.

Joe Evans - Chaparral - CFO

I think management and the Board —

Joe Evans - Chaparral - CFO

Yes, 3% or 4% in total.

Wei Romualdod - Stone Harbor

Okay. Okay, thank you.

Operator

Mark Anderson, Merrill Lynch.

Marco Dalson - Merrill Lynch - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Yes, for the Series A Edge preferred holders what exactly is the exchange? I know it’s a share-for-share, but what — is it $50 par and what is the exchange ratio going to be on a convert?

Joe Evans - Chaparral - CFO

The exchange for Chaparral Series A preferred will be one for one. It will be effectively the same share that they had before with all the same attributes rights and privileges, etc. So the rates will stay the same, all the things will stay the same there. There will be a different conversion price and I don’t have that in front of me. I’m asking someone else here. The conversion price of the Edge preferred? We are looking at a schedule here.

Operator

Evan Templeton from Jefferies.

Joe Evans - Chaparral - CFO

Just one moment please. We are going to finish the answer to that question.

I don’t have the exact number. It’s roughly going to be, I think $16, $16.50, I think.

John Elias - Edge Petroleum - CEO

That is where it is now isn’t it?

Joe Evans - Chaparral - CFO

Well, no, it’s actually lower. But if we do the exchange, that is where it will be.

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Slightly lower.

Joe Evans - Chaparral - CFO

We can go to the next question please.

Evan Templeton - Jefferies & Company, Inc. - Analyst

Great. Hi, it’s Evan Templeton with Jefferies. Just a quick question on the ethanol plant, which you guys were scheduled to build. Can you give just give us an update status on that?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Sure, we still have it on the books for potential initiation of construction in the fourth quarter of this year. But any construction is obviously subject to obtaining financing for the particular plant. We have been working that fairly hard at this point in time and have not been successful in obtaining financing for the plant.

I would tell you right now I think the likelihood of it happening this year is probably very slim. Consequently, we will be pushing it on into the first quarter of next year. Even having said that, I will take tell you that based on recent economic runs that I have seen, given the current price of

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

corn and the price of ethanol, the economics still look very good. But we are committed not to expend any funds until we have all of the financing in place for it.

Evan Templeton - Jefferies & Company, Inc. - Analyst

Fair enough. Then just one other follow-up question. I think the range of the initial borrowing base that you gave was between $825 million and $1 billion, depending on the amount of additional hedges put in place. What puts it at the low end versus the high end?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

(multiple speakers) It’s the amount of hedges that would be put in place. (multiple speakers) — additional hedges that would be put in place.

Evan Templeton - Jefferies & Company, Inc. - Analyst

Right. So I guess at the upper end, what would that — would that effectively be 905 of PDP and the lower end is in the 80%?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

No —

Evan Templeton - Jefferies & Company, Inc. - Analyst

Just trying to get a sense of —?

Joe Evans - Chaparral - CFO

We would be hedging additional years. We are looking at hedging out the oil production. We are limited under our agreement and expect to be limited under the new agreement to approximately 80% to 85% of PDP production. We are out for 5 or 5.5 years, so we would be looking at adding oil hedges in 2012 and 13 to provide additional support for the borrowing base.

Evan Templeton - Jefferies & Company, Inc. - Analyst

Understood. Great, thank you very much.

Operator

[Ron Bach], [Corsair].

Ron Buck - Corsair Partners

Yes, my first question is for John Elias. John, as a shareholder of Edge, I wonder if you could speak to what you feel the valuation of this offer is?

John Elias - Edge Petroleum - CEO

Well, obviously, with Chaparral being a private company and not trading in the public arena, it’s pretty difficult to determine what that value is. We tend to believe that the market is very efficient and that will ultimately judge what that value is. When we look at the asset base that they have in combination with us, and when you all, the shareholders, have an understanding of that we think that you will see the value and the associated premiums that we think are in this transaction.

Thomson StreetEvents	www.streetevents.com	Contact Us	22

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Ron Buck - Corsair Partners

Okay, but you have selected this deal. I’m assuming, as you have said on previous calls, that you have had a very large degree of interest from various parties and you picked this company to do the merger with. So you must — and you also have an investment banker that is very sophisticated. So there must be, and I’m sure the Board in their fiduciary capacity would have to know this, what is the valuation that we are looking at as shareholders? You can’t say this is a private company therefore we don’t have a valuation estimate.

John Elias - Edge Petroleum - CEO

Well, we just have to see how it plays out in the marketplace. We will cover that more specifically in our SEC and proxy material filings.

Ron Buck - Corsair Partners

Okay, but you announced, again, you announced a merger agreement today. You must have based the decision on some estimate of valuation for the shareholders. So you are coming public now and saying the Boards have even approved this deal. Clearly valuation has got to be at the top of the list of concerns of shareholders, particularly given what has happened to the shareholders over the past year.

John Elias - Edge Petroleum - CEO

Our advisors have given us a fairness opinion on that and they say that this is a very acceptable transaction.

Ron Buck - Corsair Partners

Okay. But I mean, I feel like I’m just asking the same question and getting zero response. Your investment baker to do a fairness opinion can’t just do that on thin air there has to be a valuation attached to that fairness opinion. So are you saying that you have one, you are just not in the position or not willing to share it with your shareholders? Because at some point you have got to come, obviously, for shareholder approval and trying to figure out whether this makes sense for shareholders.

John Elias - Edge Petroleum - CEO

Well, we do have a fairness opinion. As I said, we will effectively document that in our SEC filings and the proxy material that we provide to you all as shareholders in advance of your having to approve this transaction.

Ron Buck - Corsair Partners

Okay, so absolutely no range as to what you feel this offer is worth?

John Elias - Edge Petroleum - CEO

I’ve answered your question.

Ron Buck - Corsair Partners

Okay. I have to say that having been an investor for some 20 or 30 years this is the first merger announcement that I probably have ever seen that has no valuation attached to it. I think that is an extraordinarily strange. I can’t understand how the Board of Directors as well as the executives of Edge cannot answer the most basic of questions to an Edge shareholder.

Joe Evans - Chaparral - CFO

Thomson StreetEvents	www.streetevents.com	Contact Us	23

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Silvana, let’s please move to our next question.

Operator

Josh Donfeld, Danion Capital.

Josh Donfeld - Danion Capital

Guys, are you giving any production guidance for the pro forma company? Thanks.

Joe Evans - Chaparral - CFO

I think that — are you talking about on a combined basis?

Josh Donfeld - Danion Capital

Yes.

Joe Evans - Chaparral - CFO

I think we indicated that the production guidance for Chaparral will be the same for the rest of the year. Then I think we indicated that the Edge we expect them to be there 47 to 49, now we expect them to exit the year at 41 to 43 million.

Josh Donfeld - Danion Capital

What is that —

John Elias - Edge Petroleum - CEO

But averaging for the year 47 to 49.

Josh Donfeld - Danion Capital

For the year? And then what is Chaparral?

Joe Evans - Chaparral - CFO

Chaparral’s total guidance was an annual rate of 43 to 45 Bcfe.

Josh Donfeld - Danion Capital

Okay. Then any change to any of the pro forma cost guidance?

Joe Evans - Chaparral - CFO

Not for Chaparral, no.

Thomson StreetEvents	www.streetevents.com	Contact Us	24

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Josh Donfeld - Danion Capital

Okay. When can we expect to see some the proxies posted and some of the filings on how you guys analyze the deal?

Joe Evans - Chaparral - CFO

We will, as a matter of fact, we are already working on — it will actually be a combination of an S4 registration statement for the Chaparral sales shares and a proxy for the Edge shareholders. We would hope that we have that filed within the next few weeks. But we don’t have a definitive date yet.

John Elias - Edge Petroleum - CEO

We could say that probably August 15 would be the outside limit of when we try and get it done.

Joe Evans - Chaparral - CFO

Partially being that we got second quarter numbers, depending on when we can get those dropped in. I think my preference would be to file something a head of that, but we want to have them (multiple speakers) we certainly want to have them within the month. There is — in order to get it done even October, we have got to get it filed to be effective so we can have the requisite amount of notice and that type of thing.

Josh Donfeld - Danion Capital

Can you guys give an average in terms of percentage of production hedged on gas and oil and price on the pro forma basis?

Joe Evans - Chaparral - CFO

Well, we haven’t looked at it on a pro-from a basis for the current year. For it next year it depends on the amount of hedges that we actually put in and what year that you are actually talking about. I don’t think that we will have any period that we have higher than 95% of expected PDP hedged for either oil or gas on a combined basis.

Josh Donfeld - Danion Capital

Okay. Okay, thank you.

Operator

Rick [Eckweld], [Hadley Advisors].

Rick Eckenrodt - Huntley Advisors

Thank you. I have a question that goes back to the Series A preferred that currently is outstanding at Edge. I know you just answered a question about it, but I think what maybe the gentleman was trying to get at is as holders of the preferred stock currently — it will be the same component and I understand all of that — currently Edge preferred is trading at about 30, which is an effective yield of about 9.6. How are they going to — are they just going to issue a $50 par that at that point in time — when we are up to closing or how are they going to handle that? In other words so that it is compatible with what the current situation is?

Joe Evans - Chaparral - CFO

Thomson StreetEvents	www.streetevents.com	Contact Us	25

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

I’m not sure when you bring into market, actually we are just going to — we are going to issue a security that is effectively identical to the one that is outstanding now. It just will be a Chaparral preferred identified as Series A but everything else will be identical to the existing shares that are outstanding now.

Rick Eckenrodt - Huntley Advisors

So it will be — it will come out at $50 then?

Joe Evans - Chaparral - CFO

Well, that was the liquidation preference and that will be the same, yes.

Rick Eckenrodt - Huntley Advisors

Right. And that is — so in other words, if — let’s assume that it didn’t begin to trade away from that price then a shareholder could sell at that point for $50, correct?

Joe Evans - Chaparral - CFO

Well, no, I don’t know what the market value will be. We will just issue a share that is equivalent in terms of its rights and privileges as it is now. That won’t affect the market value just by that issuance, that will have to be how the market prices that separately.

Rick Eckenrodt - Huntley Advisors

Okay. You think that the conversion price will be approximately $16.50, is that what you said?

Joe Evans - Chaparral - CFO

I think that is right.

Rick Eckenrodt - Huntley Advisors

Okay. All right, that was just my question. Thank you.

Operator

John [Lidecker], [MJ Whitman].

John Lydecker - MJ Whitman

I think my question was basically answered by the last question and the last answer, but just to restate it slightly differently, what you are saying is that the old preferred and the new preferred will be pari passu with each other in technical terms, is that correct?

Joe Evans - Chaparral - CFO

When you say old preferred and new preferred there will be two series—.

John Lydecker - MJ Whitman

Thomson StreetEvents	www.streetevents.com	Contact Us	26

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

The —

Joe Evans - Chaparral - CFO

There will be series — there will be a Series A which is the effectively equivalent to the existing Edge preferred. Then there will be a new Series B that is the one that we will sell initially to the Magnetar finance group.

John Lydecker - MJ Whitman

Yes, I’m speaking of those two and whether they will be —

Joe Evans - Chaparral - CFO

They will be pari passu.

John Lydecker - MJ Whitman

Okay, good. Somewhere you said something was going to be convertible at $21.97 and I’m confused between that and the $16-ish figure.

Joe Evans - Chaparral - CFO

That was the Series B conversion rate is 21 — is it 97?

Unidentified Company Representative

Yes.

John Lydecker - MJ Whitman

Okay, so the Magnetar preferred has a higher conversion price.

Joe Evans - Chaparral - CFO

Yes, I need to — I will have to go back. We will have to — I will need to verify. I’m not sure that that 16 is right. I think that may be the current price that I picked up.

John Lydecker - MJ Whitman

Yes, I think $16.56 is what I show on that, right.

Joe Evans - Chaparral - CFO

If that is the current price then the other will be in excess of that by almost three times probably.

John Lydecker - MJ Whitman

I’m sorry, what is going to be three times?

Thomson StreetEvents	www.streetevents.com	Contact Us	27

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Joe Evans - Chaparral - CFO

Yes, I think, and I would have to go back through all the math, I think it may be about $65 will be the new convert price. The ratio should effectively be the same in terms of the relationship to conversion, the Edge, the new Series A should be converted at roughly the same ratio that it relates to the existing Edge common right now.

So I think right now the Edge share is roughly $5 the conversion is $16 and that is about three times. I think when you go through the math that (technical difficulty) is somewhere closer to that. It will be about three times the expected overall price.

John Lydecker - MJ Whitman

Okay, great. Thanks.

Operator

John Gerdes, SunTrust.

John Gerdes - SunTrust Robinson Humphrey - Analyst

Thanks, ma’am. Actually I think that number, the conversion on the Edge preferred in $16.56 so if you take $16.56 divide that by 0.2511, that pro forma conversion price will be a $65.95 number.

Joe Evans - Chaparral - CFO

I think that is — yes, that is where — that is where I picked it up. I found the wrong sheet in front of me.

John Gerdes - SunTrust Robinson Humphrey - Analyst

That is what it will be, just for point of clarification. Thank you.

Joe Evans - Chaparral - CFO

Thanks, John.

Operator

Ron Mills, Johnston Rice.

Ron Mills - Johnston Rice & Co. - Analyst

Believe it or not, one last question. The overall reserve life mark from your company goes down from somewhere slightly north of 23 years. Using kind of a 60 to 65 Bcf range from depending on time of Edge’s production ramp it back would suggest that on a combined basis you get closer to the 18 year range plus or minus. Is that the right way to look at it?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

That is a good way to look at it. It sure is.

Thomson StreetEvents	www.streetevents.com	Contact Us	28

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Ron Mills - Johnston Rice & Co. - Analyst

Leave it to an equity guy to ask a debt question. Any discussions with your ratings agencies so far on your existing notes?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Yes, we actually met with them last week. I think, for the most part, they are very — say again? — and I think they were positive. But there is no rating change at this point in time that we are aware of it —

Joe Evans - Chaparral - CFO

We assume that they will have an announcement on what ever their analysis is as it relates to the debt. If it hasn’t come out yet today then they will probably do it tomorrow. I think they expect to do whatever, make whatever announcement that they will make usually within a day. We don’t know what that is, but we did have a meeting with them and explained the transaction to them.

Ron Mills - Johnston Rice & Co. - Analyst

Okay, great. Thanks, guys.

Operator

Gary Stromberg, Lehman Brothers.

Gary Stromberg - Lehman Brothers - Analyst

Hi, sorry, just wanted to clarify one thing. Mark you mentioned a $200 million to $300 million offering. Did you say that was equity?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Yes, we are looking at a common stock equity offering that potentially would take place some time after the May time period of next year. I think a lot of things may go into that decision, but if the market holds and everything else, we definitely would like to move forward with that.

Gary Stromberg - Lehman Brothers - Analyst

Okay, thank you.

Operator

Peter Berkowitz, Bernard Madoff.

Unidentified Participant

Hi it’s actually Greg [Imbruce] from Bernard Madoff. I’m just wondering what required hedges, if any, are under the new facility and how you are supporting that portion of that of the money? Is that all collateralized?

Joe Evans - Chaparral - CFO

Are there two questions there?

Thomson StreetEvents	www.streetevents.com	Contact Us	29

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Greg [Imbruce] - Bernard Madoff

There are.

Joe Evans - Chaparral - CFO

Okay, the first was how many hedges required in the new facility?

Greg [Imbruce] - Bernard Madoff

Are you required to hedge additional production under the new facility?

Joe Evans - Chaparral - CFO

To support a $1 billion borrowing base, yes, we believe that we will need to put in hedges equal to about 80% of our 2012 and ’13 oil production at roughly current prices.

Greg [Imbruce] - Bernard Madoff

Okay and then the follow-up to that is, how are you supporting that is it a cash call, margin or is it —?

Joe Evans - Chaparral - CFO

All of the Chaparral hedges are with counterparties in our bank group and they are all part of an intercreditor agreement and there is no margin for any of that.

Greg [Imbruce] - Bernard Madoff

Okay, just wanted to make certain.

Joe Evans - Chaparral - CFO

Okay.

Greg [Imbruce] - Bernard Madoff

Then on the — back to the Series A does any interested party own any of the Series A, meaning Chaparral, Edge, Magnetar, Post Oak, Chesapeake?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

Not to our knowledge, none.

Greg [Imbruce] - Bernard Madoff

Is there anything in the merger agreement that requires any of that Series A to be repurchased?

Thomson StreetEvents	www.streetevents.com	Contact Us	30

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Joe Evans - Chaparral - CFO

No, not in the merger.

Greg [Imbruce] - Bernard Madoff

Okay, thank you.

Operator

Greg Eisen, ICM Asset Management.

Greg Eisen - ICM Asset Management - Analyst

Hi, thanks. Good afternoon. On your new loan agreement that you have struck with, I think it was JPMorgan you said, are there any change in the protective covenants in this new agreement versus what you disclosed in the first quarter’s 10-Q in terms of coverage ratio and such?

Joe Evans - Chaparral - CFO

We haven’t negotiated the actual final agreements. Actually, you are talking about financial covenants, we have two. There is an EBITDA to secured debt test and a king capital covenant. We expect those to be similar. I don’t know if they will be exact, but they expect them to be similar to what they are now.

Greg Eisen - ICM Asset Management - Analyst

Okay. Okay. I guess my only other question is, your high level of hedge forward production that is — am I correct in understanding that is strictly the result of requirements of your lenders?

Mark Fischer - Chaparral Energy - President, CEO & Co-founder

As we acquired properties in the past, particularly the Calumet acquisition, we ended up having to hedge out for five years because of the high level of some of the oil production that was out there. It has been a lenders requirement because of the debt load.

Greg Eisen - ICM Asset Management - Analyst

Okay, because I’m looking at, again this is a 10-Q, and just noting the remarkable spread between that hedged price and today’s market price.

Joe Evans - Chaparral - CFO

Yes, we notice it everyday.

Greg Eisen - ICM Asset Management - Analyst

It hurts me too. That is all I have, thanks.

Operator

Maryana Kushnir, Nomura Asset Management.

Thomson StreetEvents	www.streetevents.com	Contact Us	31

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Maryana Kushnir - Nomura Asset Management - Analyst

Hi, I just wanted to clarify — Edge production in first quarter was 60 Mcfe per day. I think you said you expect the exit production for the year to be 41 by year end. Is that correct?

John Elias - Edge - CEO

No, we said that we expected to average 47 to 49 million cubic feet of gas per day for the year with an exit rate at year end in a 41 to 43.

Maryana Kushnir - Nomura Asset Management - Analyst

Okay. In any case it’s a substantial decline from first-quarter rate. Could you reconcile what portion of that is due to disposition and could you explain the difference, what it’s driven by?

John Elias - Edge - CEO

Some of it is due to asset acquisition, some of it is due to the deferral of projects and the drilling of wells as well as some of the recompletions that we had planned. Operating at really more on an interim program as opposed to a much more accelerated program than we have at the current time.

Maryana Kushnir - Nomura Asset Management - Analyst

How much capital are you spending at Edge this year? Is it about $80 million or so?

John Elias - Edge - CEO

No, we spent about $37 million in the first half of the year and we plan to spend in a neighborhood of $65 million to $66 million through out the whole year. So we have a little less than half of — we spent about two thirds as much of our capital in the first half than we will in the last half.

Maryana Kushnir - Nomura Asset Management - Analyst

So how much capital would it take to keep the production flat rather than falling the way it is falling now?

John Elias - Edge - CEO

That is a hard number to put together. One — part of our problem is we are having difficulty in getting access to pipe, steel, and tubular goods for drilling into the wells. We are not having trouble getting access to the rig so that has caused some deferral. If we can get that and we get some serendipity in the equation we can do more with our production stream.

Maryana Kushnir - Nomura Asset Management - Analyst

Okay, thank you.

John Kilgallon - Chaparral Energy - Director, IR

Silvana?

Thomson StreetEvents	www.streetevents.com	Contact Us	32

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jul. 15. 2008 / 2:00PM ET, CPR - Chaparral / Edge Merger Conference Call

Operator

Yes.

John Kilgallon - Chaparral Energy - Director, IR

This is John. That concludes our call this afternoon we appreciate everyone joining us. We look forward to visiting with you again during our second quarter ’08 earnings conference call in August. This concludes the call.

Operator

Ladies and gentlemen, thank you for your participation. This concludes the presentation, you may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	33

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.